Exhibit 99.1

345 Inverness Drive South Building C, Suite 310 Englewood, CO 80112	t 303-858-8358 f 303-858-8431 gevo.com

Gevo Reports First Quarter 2024 Financial Results

Gevo to Host Conference Call Today at 4:30 p.m. ET

ENGLEWOOD, Colo. – May 2, 2024 - Gevo, Inc. (NASDAQ: GEVO) (“Gevo”, the “Company”, “we”, “us” or “our”) today announced financial results for the first quarter 2024 and recent corporate highlights.

Recent Corporate Highlights

•

Share repurchases: Gevo began utilizing its previously announced stock repurchase program. Through May 2, 2024, we repurchased approximately 5.5 million shares of our common stock for approximately $3.7 million, which leaves approximately $21.3 million available under the stock repurchase program. Under the stock repurchase program, we may repurchase shares from time to time in the open market or through privately negotiated transactions. The timing, volume and nature of future stock repurchases, if any, will be in our sole discretion and will be dependent on market conditions, applicable securities laws, and other factors.

•

Net-Zero 1 projected spend revised : Our previously projected spend of $125.0 – $175.0 million on our Net-Zero 1 project (“NZ1”) from January 2024 until the financial close of NZ1 has been reduced to $90.0 – $125.0 million, as a result of identifying costs that can be incurred during the construction phase when the project is expected to be fully funded. Of that amount, approximately $17.1 million was spent in the first quarter of 2024. The expected timing of financial close remains unchanged, and the timing is not expected to impact the total project spend.

•

Renewable Natural Gas (“RNG”): In the first quarter of 2024, stand-alone U.S. GAAP loss from operations was $0.2 million for the RNG project, and the project generated a positive, stand-alone non-GAAP cash EBITDA[1] of approximately $1.2 million with annualized production of 89.0% of the 400,000 MMBtu per year of RNG capacity.

•

Verity: In the first quarter of 2024, we continued increasing the customer base at the farm/field level, growing prospects with downstream low-CI fuel consumers and we initiated the first privately sponsored grower program for a biofuel client in the Midwest. In addition, we signed a letter of intent with a provider of heavy-duty vehicle engines to develop carbon-counting solutions to demonstrate the client’s improved environmental performance.

•

Ethanol-to-Olefins (“ETO”): We believe ETO will enable drop-in, low-carbon polypropylene, polyethylene and similar chemical products whose market size for low-carbon solutions is $400.0 – $500.0 billion. We also believe ETO will reduce the capital and operating cost in future alcohol-to-jet SAF production facilities. We achieved the following recent milestones on our ETO technology:

●	In the first quarter of 2024, we successfully launched an ETO pilot plant at a third party facility in Crosby, Texas, which has delivered the results required to move to the next phase of scale-up in our agreement with LG Chem, Ltd.
●	We achieved the second milestone under the joint development agreement with LG Chem, Ltd. in April 2024. As a result, we expect to receive $0.8 million in payments under that agreement during the second quarter of 2024.

2024 First Quarter Financial Highlights

•	Ended the first quarter with cash, cash equivalents and restricted cash of $340.6 million.
•

During the first quarter of 2024, we sold 88,967 MMBtu of RNG from our RNG project, or 355,868 MMBtu on an annualized basis, which is approximately 89.0% of our current capacity of 400,000 MMBtu per year. Revenue of $4.0 million for the first quarter includes RNG sales of $0.2 million and $3.8 million of net proceeds from sales of environmental attributes.

•	Combined revenue and interest income increased to $8.6 million for the first quarter.
•	Loss from operations of $23.1 million for the first quarter.
•	Non-GAAP cash EBITDA loss[1] of $14.5 million for the first quarter.
•	On a standalone basis, our RNG subsidiary generated U.S. GAAP loss from operations of $0.2 million, and a positive non-GAAP cash EBITDA[1] of $1.2 million for the first quarter.
•	Net loss per share of $0.08 for the first quarter.

1Cash EBITDA is a non-GAAP measure calculated by adding back depreciation and amortization and non-cash stock-based compensation to GAAP loss from operations. A reconciliation of cash EBITDA to GAAP loss from operations is provided in the financial statement tables following this release.

Management Comment

Commenting on the first quarter of 2024 and recent corporate events, Dr. Patrick R. Gruber, Gevo’s Chief Executive Officer, said “We are continually managing our cash to best deliver on our business plan and create value for our stakeholders. We expect to continue refining our expected spend on Net-Zero 1 as we make progress on the project. I am pleased that this quarter, we were able to reduce our expected spend for the project that is required before financial close, while maintaining our momentum.”

Lynn Smull, Gevo’s Chief Financial Officer, said “As we emphasized at the start of this year, we have substantial discretion in how we manage our cash to be good stewards of our capital, and maximize value for our stakeholders. In the rapidly changing backdrop of clean energy transition, we will continually assess the need for adjustments each quarter. We will make adjustments when appropriate, while not losing focus on our long-term vision and the path to profitability that we believe is in front of us.”

Dr. Gruber concluded, “We continue to make progress on our Net-Zero projects, our RNG business, and Verity. The DOE loan guarantee is progressing as expected. The RNG operations are outperforming our volume expectations. Verity is growing both in partners and products. The clarity around the Inflation Reduction Act Section 40-B SAF tax credit we saw this week was a step in the right direction and we like what we see. The guidance indicates that the Argonne GREET model we have been advocating will be used as the most science-based method, and both carbon capture and sequestration and improvements in agriculture are planned to be included in the Section 45-Z rules once finalized. Gevo is at the forefront of science-based methodologies to account for emissions reductions from feedstock production, encompassing climate-smart agriculture practices, as well as for emissions reductions from carbon capture and storage, and final use both through Verity and our Net-Zero plant designs. A growing market for SAF made from low-carbon feedstocks is expected to open up new markets for American farmers to sell their products.”

2024 First Quarter Financial Results

Operating revenue. During the three months ended March 31, 2024, operating revenue decreased $0.1 million compared to the three months ended March 31, 2023, primarily due to sales of RNG and environmental attributes from our RNG project. During the three months ended March 31, 2024, we sold 88,967 MMBtu of RNG from our RNG project, resulting in RNG sales of $0.2 million and environmental attribute sales of $3.8 million, see Key Operating Metrics above.

Cost of production. Cost of production decreased $1.8 million during the three months ended March 31, 2024, compared to the three months ended March 31, 2023 primarily due to the production and sales from our RNG project, which significantly increased in 2023, after the ramp-up phase.

Depreciation and amortization. Depreciation and amortization remained consistent during the three months ended March 31, 2024, compared to the three months ended March 31, 2023.

Research and development expense. Research and development expenses increased $0.4 million during the three months ended March 31, 2024, compared to the three months ended March 31, 2023, primarily due to an increase of consulting expenses and personnel related costs due to additional headcount added during the period.

General and administrative expense. General and administrative expense increased $1.4 million during the three months ended March 31, 2024, compared to the three months ended March 31, 2023, primarily due to support efforts for carbon sequestration initiatives, increases in personnel costs related to the hiring of highly qualified and skilled professionals, and professional consulting fees, partially offset by a decrease in stock-based compensation. On an annual basis, we assess our corporate cost allocation estimates across all segments to reflect the use of centralized administrative functions as well as the allocation of personnel costs related to our project development efforts. Costs incurred to date have not yet been allocated to the specific growth projects on the face of our financial statements.

Project development costs. Project development costs are primarily related to our Net-Zero Projects and Verity which consist primarily of employee expenses, preliminary engineering costs, and technical consulting costs. Project development costs increased $2.4 million during the three months ended March 31, 2024, compared to the three months ended March 31, 2023, primarily due to patent related costs, increases in personnel costs, and consulting fees.

Facility idling costs. Facility idling costs are related to the care and maintenance of our Luverne Facility. Facility idling costs remained consistent during the three months ended March 31, 2024, compared to the three months ended March 31, 2023.

Loss from operations. The Company’s loss from operations increased by $2.3 million during the three months ended March 31, 2024, compared to the three months ended March 31, 2023, primarily due to the increase in costs for our Net-Zero and Verity projects.

Interest expense. Interest expense remained flat during the three months ended March 31, 2024, compared to the three months ended March 31, 2023, and was primarily comprised of interest on the 2021 Bonds.

Interest and investment income. Interest and investment income increased $0.8 million during the three months ended March 31, 2024, compared to the three months ended March 31, 2023, primarily due to an increase in interest earned on our cash equivalent investments as a result of higher interest rates.

Other income (expense), net. Other income (expense), net increased $0.2 million for the three months ended March 31, 2024, compared to the three months ended March 31, 2023, primarily due to the termination of an agreement at our idled Luverne Facility.

Webcast and Conference Call Information

Hosting today’s conference call at 4:30 p.m. ET will be Dr. Patrick R. Gruber, Chief Executive Officer, L. Lynn Smull, Chief Financial Officer, and Dr. Eric Frey, Vice President of Finance. They will review Gevo’s financial results and provide an update on recent corporate highlights.

To participate in the live call, please register through the following event weblink: https://register.vevent.com/register/BI83b05f155fb14f618408308e6094eebe. After registering, participants will be provided with a dial-in number and pin.

To listen to the conference call (audio only), please register through the following event weblink: https://edge.media-server.com/mmc/p/qgvzwo8c.

A webcast replay will be available two hours after the conference call ends on May 2, 2024. The archived webcast will be available in the Investor Relations section of Gevo’s website at www.gevo.com.

About Gevo

Gevo’s mission is to transform renewable energy and carbon into energy-dense liquid hydrocarbons. These liquid hydrocarbons can be used for drop-in transportation fuels such as gasoline, jet fuel, and diesel fuel, that when burned have potential to yield net-zero greenhouse gas emissions when measured across the full lifecycle of the products. Gevo uses low-carbon renewable resource-based carbohydrates as raw materials and is in an advanced state of developing renewable electricity and renewable natural gas for use in production processes, resulting in low-carbon fuels with substantially reduced carbon intensity (the level of greenhouse gas emissions compared to standard petroleum fossil-based fuels across their lifecycle). Gevo’s products perform as well or better than traditional fossil-based fuels in infrastructure and engines, but with substantially reduced greenhouse gas emissions. In addition to addressing the problems of fuels, Gevo’s technology also enables certain plastics, such as polyester, to be made with more sustainable ingredients. Gevo’s ability to penetrate the growing low-carbon fuels market depends on the price of oil and the value of abating carbon emissions that would otherwise increase greenhouse gas emissions. Gevo believes that it possesses the technology and know-how to convert various carbohydrate feedstocks through a fermentation process into alcohols and then transform the alcohols into renewable fuels and materials, through a combination of its own technology, know-how, engineering, and licensing of technology and engineering from Axens North America, Inc., which yields the potential to generate project and corporate returns that justify the build-out of a multi-billion-dollar business.

Gevo believes that Argonne National Laboratory GREET model is the best available standard of scientific based measurement for life cycle inventory or LCI.

Learn more at Gevo’s website: www.gevo.com

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, any future repurchases of our common stock under the stock repurchase program, the expected spending on and the timing of our NZ1 project, the agreement with LG Chem, the DOE process and timing, the success and revenue of Verity, the success of our ETO business, our financial condition, our results of operation and liquidity, our business plans, our business development activities, our Net-Zero Projects, financial projections related to our business, our RNG project, our fuel sales agreements, our plans to develop our business, our ability to successfully develop, construct and finance our operations and growth projects, our ability to achieve cash flow from our planned projects, the ability of our products to contribute to lower greenhouse gas emissions, particulate and sulfur pollution, and other statements that are not purely statements of historical fact. These forward-looking statements are made based on the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in our most recent Annual Report on Form 10-K and in subsequent reports on Forms 10-Q and 8-K and other filings made with the U.S. Securities and Exchange Commission by Gevo.

Non-GAAP Financial Information

This press release contains a financial measure that does not comply with U.S. generally accepted accounting principles (“GAAP”), including non-GAAP cash EBITDA. Non-GAAP cash EBITDA excludes depreciation and amortization and non-cash stock-based compensation from GAAP loss from operations. Management believes this measure is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. This non-GAAP financial measure also facilitates management’s internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes this non-GAAP financial measure is useful to investors because it allows for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided below.

Gevo, Inc.

Consolidated Balance Sheets

(Unaudited, in thousands, except share and per share amounts)

	March 31, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$270,642	$298,349
Restricted cash	—	77,248
Trade accounts receivable, net	2,488	2,623
Inventories	3,762	3,809
Prepaid expenses and other current assets	5,408	4,353
Total current assets	282,300	386,382
Property, plant and equipment, net	227,674	211,563
Restricted cash	69,913	—
Operating right-of-use assets	1,295	1,324
Finance right-of-use assets	208	210
Intangible assets, net	6,232	6,524
Deposits and other assets	45,949	44,319
Total assets	$633,571	$650,322
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$21,556	$22,752
Operating lease liabilities	364	532
Finance lease liabilities	25	45
Loans payable	118	130
2021 Bonds payable, net	—	67,967
Total current liabilities	22,063	91,426
2021 Bonds payable, net	68,155	—
Loans payable	—	21
Operating lease liabilities	1,222	1,299
Finance lease liabilities	186	187
Total liabilities	91,626	92,933
Stockholders' Equity
Common stock, $0.01 par value per share; 500,000,000 shares authorized; 239,576,404 and 240,499,833 shares issued and outstanding at March 31, 2024, and December 31, 2023, respectively.	2,396	2,405
Additional paid-in capital	1,280,021	1,276,581
Accumulated deficit	(740,472)	(721,597)
Total stockholders' equity	541,945	557,389
Total liabilities and stockholders' equity	$633,571	$650,322

Gevo, Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2024	2023
Total operating revenues	$3,990	$4,060
Operating expenses:
Cost of production	2,587	4,425
Depreciation and amortization	4,451	4,575
Research and development expense	1,548	1,198
General and administrative expense	12,150	10,761
Project development costs	5,319	2,959
Facility idling costs	1,076	999
Total operating expenses	27,131	24,917
Loss from operations	(23,141)	(20,857)
Other income (expense)
Interest expense	(542)	(539)
Interest and investment income	4,593	3,784
Other income (expense), net	215	(6)
Total other income, net	4,266	3,239
Net loss	$(18,875)	$(17,618)
Net loss per share - basic and diluted	$(0.08)	$(0.07)
Weighted-average number of common shares outstanding - basic and diluted	240,844,334	237,260,681

Gevo, Inc.

Consolidated Statements of Comprehensive Loss

(Unaudited, in thousands)

	Three Months Ended March 31,
	2024	2023
Net loss	$(18,875)	$(17,618)
Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale securities	—	925
Comprehensive loss	$(18,875)	$(16,693)

Gevo, Inc.

Consolidated Statements of Stockholders’ Equity

(Unaudited, in thousands, except share amounts)

	For the Three Months Ended March 31, 2024 and 2023
	Common Stock			Accumulated Other	Accumulated	Stockholders’
	Shares	Amount	Paid-In Capital	Comprehensive Loss	Deficit	Equity
Balance, December 31, 2023	240,499,833	$2,405	$1,276,581	$—	$(721,597)	$557,389
Non-cash stock-based compensation	—	—	4,233	—	—	4,233
Stock-based awards and related share issuances, net	1,204,232	12	583	—	—	595
Repurchase of common stock	(2,127,661)	(21)	(1,376)	—	—	(1,397)
Net loss	—	—	—	—	(18,875)	(18,875)
Balance, March 31, 2024	239,576,404	$2,396	$1,280,021	$—	$(740,472)	$541,945

Balance, December 31, 2022	237,166,625	$2,372	$1,259,527	$(1,040)	$(655,382)	$605,477
Non-cash stock-based compensation	—	—	4,677	—	—	4,677
Stock-based awards and related share issuances, net	94,539	1	(1)	—	—	—
Other comprehensive income	—	—	—	925	—	925
Net loss	—	—	—	—	(17,618)	(17,618)
Balance, March 31, 2023	237,261,164	$2,373	$1,264,203	$(115)	$(673,000)	$593,461

Gevo, Inc.

Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Three Months Ended March 31,
	2024	2023
Operating Activities
Net loss	$(18,875)	$(17,618)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	4,233	4,677
Depreciation and amortization	4,451	4,575
Amortization of marketable securities discount	—	(114)
Other noncash expense	656	234
Changes in operating assets and liabilities:
Accounts receivable	135	(429)
Inventories	(55)	1,650
Prepaid expenses and other current assets, deposits and other assets	(3,297)	(2,193)
Accounts payable, accrued expenses and non-current liabilities	(3,326)	446
Net cash used in operating activities	(16,078)	(8,772)
Investing Activities
Acquisitions of property, plant and equipment	(17,512)	(22,093)
Proceeds from maturity of marketable securities	—	135,550
Proceeds from sale of property, plant and equipment	—	67
Net cash (used in) provided by investing activities	(17,512)	113,524
Financing Activities
Payment of loans payable	(32)	(39)
Payment of finance lease liabilities	(23)	(23)
Repurchases of common stock	(1,397)	—
Net cash used in by financing activities	(1,452)	(62)
Net (decrease) increase in cash and cash equivalents	(35,042)	104,690
Cash, cash equivalents and restricted cash at beginning of period	375,597	315,376
Cash, cash equivalents and restricted cash at end of period	$340,555	$420,066

Gevo, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited, in thousands)

	Three Months Ended March 31,
	2024	2023
Non-GAAP Cash EBITDA (Consolidated):
Loss from operations	$(23,141)	$(20,857)
Depreciation and amortization	4,451	4,575
Stock-based compensation	4,233	4,677
Non-GAAP cash EBITDA (loss) (Consolidated)	$(14,457)	$(11,605)

	Three Months Ended March 31,
	2024	2023
Non-GAAP Cash EBITDA (Gevo NW Iowa RNG):
Loss from operations	$(224)	$(2,211)
Depreciation and amortization	1,374	1,509
Stock-based compensation	34	29
Non-GAAP cash EBITDA (loss) (Gevo NW Iowa RNG)	$1,184	$(673)

Investor Relations Contact

+1 303-883-1114

IR@gevo.com